Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2024, except for Notes 5 and 21, as to which the date is March 12, 2025, relating to the financial statements of Mallinckrodt plc, appearing in the Annual Report on Form 10-K of Mallinckrodt plc for the year ended December 27, 2024.

/s/ Deloitte & Touche LLP

St. Louis, Missouri

August 5, 2025